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                                                                       EXHIBIT 4

                       MERIDIAN MEDICAL TECHNOLOGIES, INC.
                            2000 STOCK INCENTIVE PLAN

         1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

                  1.1. "Affiliate" means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or through one or more other Affiliates.

                  1.2. "Agreement" means a written agreement evidencing an Award.

                  1.3. "Award" means a grant of an Option or shares of Restricted Stock.

                  1.4.     "Board" means the Board of Directors of the Company.

                  1.5. "Code" means the Internal Revenue Code of 1986, as amended.

                  1.6. "Committee" means such committee(s), or subcommittee(s) or person(s) appointed by the Board to administer this Plan or to make and/or administer specific Awards hereunder. If no such appointment is in effect at any time, "Committee" shall mean the Board.

                  1.7. "Common Stock" means the common stock, par value $.10 per share, of the Company.

                  1.8. "Company" means Meridian Medical Technologies, Inc., a Delaware corporation, and any successor thereto.

                  1.9. "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Section 7.1 hereof.

                  1.10. "Date of Grant" means the date on which an Option or shares of Restricted Stock are granted under this Plan.

                  1.11. "Eligible Person" means any person who is (a) an Employee, (b) hired to be an Employee, (c) a Non-Employee Director, or (d) a consultant or independent contractor to the Company or an Affiliate.

                  1.12. "Employee" means any person determined by the Committee to be an employee of the Company or an Affiliate.

                  1.13. "Fair Market Value" means, unless otherwise determined by the Committee, an amount equal to the last reported sale price for a Share in the Nasdaq Stock Market as reported by such source as the Committee may select, or, if such price quotations of the Common Stock are not then reported, then the fair market value of a



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Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

                  1.14. "Incentive Stock Option" means an Option granted under this Plan that the Company designates as an incentive stock option under
Section 422 of the Code.

                  1.15. "Non-Employee Director" means any member of the Company's or an Affiliate's Board of Directors who is not an Employee.

                  1.16. "Nonstatutory Stock Option" means an Option granted under this Plan that is not an Incentive Stock Option.

                  1.17. "Option" means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6 hereof.

                  1.18. "Option Period" means the period during which an Option may be exercised.

                  1.19. "Option Price" means the price per Share at which an Option may be exercised.

                  1.20. "Participant" means an Eligible Person who has been granted an Award hereunder.

                  1.21. "Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance standards may be particular to an Eligible Person or the department, branch, Affiliate or other division in which he or she works, or may be based on the performance of the Company or the Company and its Affiliates generally, and may cover such period as may be specified by the Committee.

                  1.22. "Plan" means the Meridian Medical Technologies, Inc. 2000 Stock Incentive Plan, as amended from time to time.

                  1.23. "Restricted Stock" means Shares granted under the Plan pursuant to the provisions of Section 8 hereof.

                  1.24. "Section 422 Employee" means an Employee who is employed by the Company or a "parent corporation" or "subsidiary corporation" (both as defined in Section 424(e) and (f) of the Code) with respect to the Company.

                  1.25.    "Share" means a share of Common Stock.


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                  1.26.    "Ten-Percent Stockholder" means a Section 422
Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate.

         2. Purpose. This Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.

         3. Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Eligible Persons to whom Awards shall be granted, the terms (which terms need not be identical) of all Awards, including without limitation the Option Price of Options, the time or times at which Awards are made, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonstatutory Stock Option, any exceptions to non-transferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the period during which Options may be exercised and Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, and make all other determinations deemed necessary or advisable for the administration of this Plan. The determinations of the Committee on the matters referred to in this
Section 3 shall be binding and final. Notwithstanding the foregoing provisions, the Chief Executive Officer of the Company shall have the power to administer this Plan and have the full authority of the Committee hereunder with respect to Awards granted to Eligible Persons who are not subject to the requirements of
Section 16 (a) of the Securities Exchange Act of 1934, as amended.

         4. Eligibility. Awards may be granted only to Eligible Persons; provided, however, that Incentive Stock Options may only be granted to Eligible Persons who are Section 422 Employees on the Date of Grant.

         5.       Stock Subject to Plan.

                  5.1. Subject to adjustment as provided in Section 9 hereof, (a) the maximum number of Shares that may be issued under this Plan is 500,000 Shares and (b) the maximum number of Shares with respect to which an Employee may be granted Awards under this Plan during its term is 200,000 Shares.

                  5.2. If an Option expires or terminates for any reason without having been fully exercised or if shares of Restricted Stock are forfeited, the unissued or forfeited Shares that had been subject to the Award shall available for the grant of additional Awards.

         6.       Options.

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                  6.1.     Options granted under this Plan to Eligible Persons
shall be either Incentive Stock Options or Nonstatutory Stock Options, as designated by the Committee; provided, however, that Incentive Stock Options may only be granted to Eligible Persons who are Section 422 Employees on the Date of Grant. Each Option granted under this Plan shall be clearly identified either as a Nonstatutory Stock Option or an Incentive Stock Option and shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 hereof and such other terms and conditions not inconsistent with this Plan as the Committee may specify.

                  6.2. The price per share of Common Stock at which an Option granted under this Plan may be exercised shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, at the time of grant, is a Ten Percent Shareholder, the exercise price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date on which the Option is granted.

                  6.3. The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

         7.       Exercise of Options.

                  7.1. An Option may, subject to the terms of the applicable Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by (a) full payment for the Shares with respect to which the Option is exercised or (b) irrevocable instructions to a broker to deliver promptly to the Company cash equal to the Option Price of the Option. To the extent provided in the applicable Agreement, payment may be made in whole or in part by delivery (including constructive delivery) of Shares (provided that such Shares, if acquired pursuant to an option granted hereunder or under any other plan maintained by the Company or any Affiliate, have been held by the Participant for at least six (6) months) valued at Fair Market Value on the Date of Exercise or by delivery of a promissory note as provided in
Section 7.2 hereof.

                  7.2. To the extent provided in an Agreement and permitted by applicable law, the Committee may accept as partial payment of the Option Price a promissory note executed by the Participant evidencing his or her obligation to make future cash payment thereof. Promissory notes made pursuant to this Section 7.2 shall be payable upon such terms as may be determined by the Committee, shall be secured by a pledge of the Shares received upon exercise of the Option or other securities the Committee may deem to be acceptable for such purposes, and shall bear interest at a rate fixed by the Committee.

                  7.3. Awards granted under this Plan shall not be transferable except by will, the laws of descent and distribution, except to the extent provided in an Agreement.


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         8.       Restricted Stock Awards.

                  8.1. Awards of Restricted Stock under this Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as may be determined by the Committee. Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.

                  8.2. Restricted Stock awards under this Plan shall be evidenced by Agreements specifying the terms and conditions of the Award. Each Agreement evidencing the grant of Restricted Stock shall, except to the extent otherwise determined by the Committee, contain the following:

                           (a)      prohibitions against the sale, assignment,
transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares granted as Restricted Stock, (ii) the right to vote the Shares, and (iii) the right to receive dividends thereon, in each case during, the restriction period applicable to the Shares; provided, however, that the Participant shall have all the other rights of a stockholder including without limitation the right to receive dividends and the right to vote the Shares;

                           (b)      a requirement that each certificate
representing Restricted Stock shall be deposited with the Company, or its designee, and shall bear the following legend:

                           "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in the Meridian Medical Technologies, Inc. 2000 Stock Incentive Plan (the "Plan"), and an Agreement entered into between the registered owner and Meridian Medical Technologies, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of Meridian Medical Technologies, Inc."

                           (c)      the terms and conditions upon which any
restrictions applicable to the Restricted Stock shall lapse and new certificates free of the foregoing legend shall be issued to the Participant or the Participant's legal representative; and

                           (d)      such other terms, conditions and
restrictions as the Committee in its discretion may specify, including without limitation terms that condition the lapse of forfeiture provisions and transfer restrictions upon the achievement of one or more specified Performance Goals.

         9. Capital Adjustments. In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization,


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reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee may, in its discretion, provide for a substitution for or adjustment in (a) the number and class of Shares subject to outstanding Awards, (b) the Option Price of Options (c) the aggregate number and class of Shares for which Awards thereafter may be made under this Plan, (d) the maximum number of Shares with respect to which an Employee may be granted Awards during the period specified in clause (b) of Section 5.1 hereof, and (e) the number of Shares covered by, and exercise price of, Options that may be granted pursuant to Section 6.1 hereof.

         10. Termination or Amendment. The Board may amend or terminate this Plan in any respect at any time; provided, however, that, after this Plan has been approved by the stockholders of the Company, no amendment or termination of this Plan shall be made by the Board without approval of (a) the Company's stockholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal securities exchange or interdealer quotation system upon which the Common Stock is listed or quoted, if any, and (b) each affected Participant if such amendment or termination would adversely affect such Participant's rights or obligations under any Award granted prior to the date of such amendment or termination.

         11.      Modification and Substitution.

                  11.1. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant's rights or obligations under such Award and (b) in no event may an Option be modified so as to reduce the Option Price of the Option.

                  11.2. Anything contained herein to the contrary notwithstanding, Awards may, at the discretion of the Committee, be granted under this Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such substitute Awards granted hereunder shall not be counted toward the Share limit imposed by clause (b) of Section 5.1 hereof, except to the extent it is determined by the Committee that counting such Awards is required in order for Awards hereunder to be eligible to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

         12. Foreign Employees. Without amendment of this Plan, the Committee may grant Awards to Eligible Persons, or to a trust established for the benefit of Eligible Persons, who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgement of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes. The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or


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advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any of its Affiliates operate or have employees.

         13. Effectiveness of this Plan. This Plan and any amendments hereto requiring stockholder approval pursuant to Section 10 hereof are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board. Subject to such stockholder approval, this Plan and any amendments hereto are effective on the date on which they are adopted by the Board.

         14. Withholding. The Company's obligation to deliver Shares pursuant to the terms of any Award hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, a Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment, (b) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (c) delivering to the Company already-owned and unencumbered Shares.

         15. Term of Plan. Unless sooner terminated by the Board pursuant to Section 10 hereof, this Plan shall terminate on September 27, 2010, and no Awards may be granted after such date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

         16. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or the Committee, members of the Committee shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

         17.      General Provisions.

                  17.1. The establishment of this Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan.

                  17.2. Participation in this Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

                  17.3. Neither the adoption of this Plan nor its submission to the stockholders, shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, or restricted stock otherwise than under


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this Plan, or to adopt other stock option, restricted stock, or other plans or to impose any requirement of stockholder approval upon the same.

                  17.4. The interests of any Eligible Person under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except to the extent provided in an Agreement.

                  17.5. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.

                  17.6. The Committee may require any person acquiring Shares pursuant to Awards hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

                  17.7. Notwithstanding any other provision of the Plan, the Company shall not be obligated to issue or sell shares of Common Stock under the Plan (a) unless the approval of all regulatory bodies deemed necessary by the Committee has been obtained and unless the issuance, sale and delivery of such Shares pursuant to the Plan shall comply, to the Committee's complete satisfaction, with all provisions of federal, state or local law deemed applicable by the Committee and all rules and regulations thereunder, and the requirements of any securities exchange upon which the Common Stock may then be listed, or (b) if the Company determines that the issuance, sale or delivery of such Shares pursuant hereto would violate any applicable law or regulation.